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Exhibit 99.1

           THE HOLT GROUP, INC. ANNOUNCES CONTINUING DISCUSSIONS WITH
                         SENIOR NOTE STEERING COMMITTEE
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    Company to continue discussions to significantly reduce its debt position
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GLOUCESTER, February 15 - On January 16, The Holt Group, Inc. announced that it had entered into discussions with a steering committee representing approximately two thirds of the Company's Senior Notes to significantly reduce its debt position and as part of that process had elected to defer the January 15, 2001 interest payment due on its $140 million 9.75% Senior Notes due 2006. The Company today announced that as a result of the progress achieved to date by the steering committee and the Company, the steering committee has agreed to continue discussions for at least an additional thirty days. The thirty-day grace day period permitted under the Senior Note indenture will expire on February 15, 2001.

William J. Streich, the Company's Chief Financial Officer noted: "We are committed to using the additional time provided by the agreement with the steering committee to arrive at a mutually agreeable plan designed to ensure the long term success of our Company for the benefit of our customers, vendors, employees and the communities in which we operate. We expect that a resolution with the steering committee can be achieved shortly." Mr. Streich added: "The support of the steering committee to our debt reduction initiative and their agreement to continue the process as well as the continuing support from our Bank lenders will ensure that the Company will continue providing premiere level services to our customers and continuing normal business operations with our vendors and other business partners."

The Holt Group, Inc., with annual sales in excess of $300 million, is a leading provider of integrated cargo transportation and B2B logistics management services in the contiguous United States to Puerto Rico trade. In addition, the Company offers a variety of cargo services, including stevedoring, warehousing, and inland trucking at owned and leased marine terminal facilities in New Jersey, Pennsylvania, Delaware, Florida and Puerto Rico.

STATEMENTS CONTAINED IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS REGARDING THE COMPANY'S ABILITY TO RESTRUCTURE ITS DEBT, TO MEET ITS OBLIGATIONS UNDER THE SENIOR UNSECURED NOTES OR SUCCESSFULLY NEGOTIATE A RESOLUTION WITH THE HOLDERS OF THE SENIOR NOTES ARE FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY INVOLVE RISKS AND UNCERTAINTIES AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. NUMEROUS FACTORS EXIST WHICH IN SOME CASES HAVE AFFECTED, AND, IN THE FUTURE, COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THESE EXPECTATIONS, INCLUDING THE COMPANY'S INDEBTEDNESS AND RELATED DEBT SERVICE OBLIGATIONS, THE ABILITY TO OBTAIN CAPITAL TO FUND FUTURE OPERATIONS, COMPETITION AND OTHER TRANSACTIONS TO DELEVERAGE ITS BALANCE SHEET.